Exhibit 10.12

Supplemental Employment Agreement

This Supplemental Employment Agreement (“Agreement”) is entered into between Fuel Systems Solutions, Inc., a Delaware corporation (with its subsidiaries, the “Company”), and Pietro Bersani, as of August 6, 2015.

This Agreement shall remain in effect until July 1, 2018 but shall terminate earlier if a Change of Control (as defined below) is consummated and you have been paid the Bonus (as defined below) and Severance Benefits (as defined below) provided for in Sections 1 and 2 hereof.

Section 1.  Change of Control Payment.  In accordance with the terms of this Agreement, a “Bonus” in an amount equal to $365,000 will be paid to you as set forth in this Agreement, provided that a “Change of Control” (as defined below) has occurred, and provided that you remain in the active employment of the Company up to and including the closing of the transaction or event constituting a Change of Control, such Bonus to be due and payable to you by the Company immediately prior to or simultaneously with the closing of the transaction or event constituting a Change of Control.

A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)Consummation of any transaction requiring approval by the stockholders of the Company that would result in the reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A)At least 60% of the common stock of the parent entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 60% of the outstanding common stock of the Company; and

(B)No person, or persons acting in concert, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of the outstanding common stock or of the combined voting power of the securities entitled to vote generally in the election of directors of the parent entity resulting from such transaction; and

(C)At least a majority of the members of the board of directors of the parent entity resulting from such transaction are individuals who served as directors of the Company as of the date of execution of the definitive agreement providing for such transaction.

(ii)The acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding securities or of the combined voting power of the

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securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert; or

(iii)A complete liquidation or dissolution of the Company, after approval by the stockholders of the Company of a plan for such liquidation or dissolution.

You will automatically forfeit your rights to the Bonus if you retire, resign or otherwise voluntarily terminate your employment with the Company for any reason or if the Company terminates your employment for “Cause” (as defined below) before the consummation of a Change of Control.

In the event your employment with the Company terminates due to death or Disability, or by the Company other than for Cause, after the signing of any definitive agreement providing for a Change of Control or other event leading to a Change of Control, but before the consummation of such Change of Control, you will be entitled to be paid the full amount of the Bonus within ten calendar days following such date of employment termination and will be entitled to the continued medical benefits provided for herein.

For the purposes of this Agreement, “Cause” means:

(i)your willful failure or refusal to perform your designated responsibilities, or your gross negligence or willful misconduct in the performance of such responsibilities, after notice to you with an opportunity to cure, if possible;

(ii)a material breach of any material Company policy or the Company’s Code of Conduct, after notice to you with an opportunity to cure, if possible; or

(iii) any material act or omission to act by you which may have a material adverse effect on the Company’s business or on your ability to perform services for the Company, including, without limitation, your conviction of, or entry of a plea of nolo contendere by you to, a felony, theft of Company property or services, or other materially dishonest conduct.

The Company will determine in good faith whether a termination is for Cause.

For purposes of this Agreement, “Disability” means your inability because of physical or mental illness or injury substantially to perform the duties of your position for a continuous period of at least thirty continuous business days, as determined in good faith by the Company.

Section 2. Severance Benefits Following A Change of Control.   If within the period commencing on a Change of Control and ending twelve months thereafter, your employment with the Company (i) is terminated by the Company without Cause, or (ii) is terminated voluntarily by you for Good Reason (as defined below), then, subject to your signing a separation agreement and release of claims in favor of the Company in a form acceptable to the Company and substantially in the form attached hereto as Exhibit A (a “Release”) and the Release becoming effective, the Company shall provide severance pay and benefits (the “Severance Benefits”), as follows:

(i)You shall be entitled to receive a one-time cash severance payment equal to 100% of your annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) your termination, whichever is greater) (the “Severance”).

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(ii)One hundred percent (100%) of the restricted stock units issued to you on April 24, 2015 shall immediately become fully vested on the date of such termination (“Equity Acceleration”) and the value of such units shall be paid to you in cash.

(iii)You and, to the extent covered at the time of your termination, members of your family shall be entitled to continued participation in the Company’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) subject to your timely election of COBRA coverage at no cost to you or your family, or if your COBRA rights have expired for any reason or do not exist for any reason, pursuant to an individual policy at no cost to you or your family, in each case to the earlier of (i) eighteen months following your date of termination, or (ii) until you and such family members are covered by a new group medical plan offered by a new employer (the “Continued Employee Benefits”).

For purposes of this Agreement, “Good Reason” means any of the following taken, without  your consent:

(i)	a reduction in your annual base salary; or
(ii)	the relocation of your office to a location more than 50 miles from your current Company office location; or
(iii)	a change in your duties and responsibilities inconsistent with your duties and responsibilities before the Change of Control.

For the avoidance of doubt, you will forfeit your rights to the Severance Benefits if, after a Change of Control, you voluntarily terminate your employment with the Company for any reason (other than Good Reason) or if the Company terminates your employment for Cause.

In the event your employment with the Company terminates due to death or Disability, or by the Company other than for Cause, within one year after a Change of Control, you will be entitled to be paid the full amount of the Severance within sixty calendar days following such date of employment termination and will be entitled to the Equity Acceleration and Continued Employee Benefits.

Section 3. General Terms. Acceptance of the terms of this Agreement does not constitute an employment contract nor imply your continued employment at the Company for a definite term.  You remain at all times an employee “at will.” Just as you are free to leave your employment with the Company at any time and for any reason (subject to forfeiture of any Bonus and Severance Benefits as provided herein), the Company has the right to terminate your employment at any time and for any or no reason.

Any Bonus payment and Severance Benefits provided hereunder  (i) will have no effect on the benefits to which you may otherwise be entitled under of the Company’s benefit programs, except that if the Severance Benefits are paid then you shall not be entitled to the benefits of any additional Company severance benefits that you would otherwise be eligible to receive; (ii) as applicable will be reduced by all applicable federal, state and local withholding taxes and similar governmental

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charges; and (iii) may be subject to any delay in payment as may be required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

This Agreement shall be binding upon and inure to the benefit of the parties and their successors (including successors by merger, consolidation, sale or similar transaction), assigns, executors, administrators, personal representatives, heirs and distributees. This Agreement is personal in nature and your rights and obligations under this Agreement may not be assigned or transferred by you.

This Agreement, and the payments and benefits that are or may be payable hereunder, are intended to be compliant with, or exempt from, the requirements of Section 409A of the Code, and shall be interpreted and administered accordingly (although no warranty or guarantee of such compliance or exemption is made).  The date of your termination of employment hereunder shall be determined in accordance with the separation from service rules under Section 409A of the Code, taking into account, as applicable, the short-term rule and the severance pay exception.  In the event that any payment hereunder is subject to Section 409A of the Code, and is payable as a result of your termination of employment, and if you are considered to be a “specified employee” as defined under Section 409A of the Code, then such payment shall be delayed until the first day of the calendar month following the six (6) month anniversary of your termination of employment, to the extent required by Section 409A.

This Agreement constitutes the entire agreement of the parties with respect to the Bonus and the Severance Benefits provided for herein.  By signing below, you acknowledge that you have not relied upon any statements, representations, or provisions not contained herein.  This Agreement may not be altered or modified, except in a writing signed by the parties hereto. This Agreement shall be governed by the laws of New York without regard to conflict of law rules thereof.

We offer this opportunity to you in recognition of your importance to the Company and the role you play in the ongoing success of the organization and its goals.

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Please acknowledge your acceptance of this Agreement and all the terms and conditions hereof by signing and dating on the lines below.

FUEL SYSTEMS SOLUTIONS, INC. By:_/s/ Mariano Costamagna_____________ Name: Costamagna Mariano Title: CEO	Date: __8/6/15_____________
ACCEPTANCE By:_/s/ Pietro Bersani__________________ Name: Pietro Bersani Title: Chief Financial Officer	Date: __8/6/15_____________

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Exhibit A

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is a contract between ______________________ (“you”) and Fuel Systems Solutions, Inc., a Delaware corporation (with its subsidiaries, the “Company”).

WHEREAS, you accepted the terms and conditions of the Supplemental Employment Agreement with the Company, dated _______________ (the “Supplemental Employment Agreement”);

WHEREAS, the Supplemental Employment Agreement provided, among other things, for good and valuable severance benefits, upon certain conditions set forth therein and your execution, without revocation of a release of claims (the “Severance Benefits”);

WHEREAS, your employment with the Company terminated as of _______________ (the “Separation Date”)

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

I.COMPLETE RELEASE AND WAIVER:

A.RELEASE AND WAIVER:  In exchange for the Severance Benefits, you agree to release the Company and its past and present divisions, groups, subsidiaries, affiliates, owners, successors and assigns and each of its or their directors, officers, agents, employees, fiduciaries, representatives, successors and assigns, and any and all employee benefit plans maintained by them and the plan administrators, committees, trustees, fiduciaries, individually and in their representative capacities (hereinafter collectively referred to as the “Releasees”), from all claims, demands, actions or liabilities you may have against them of whatever kind, including but not limited to those which are related in any way to your employment with the Company or your termination of that employment and which are known or may subsequently be discovered by you.  You agree that you have executed this Agreement on your own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

The claims covered by this release include, but are not limited to:

•

all statutory claims including claims arising under the California Fair Employment and Housing Act, the California Family Right Act; the California Labor Code, California Wage Orders; New York Executive Law; the New York Human Rights Law; the New York Labor Law; the New York City Human Rights Law; the New York Equal Rights Law; the New York Nondiscrimination Against Genetic Disorders Law;  the New York Bias Against Cancer Victims Law; New York Smokers’ Rights Law; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, including the Older Workers’ Benefit Protection Act; the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the

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Rehabilitation Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act of 1994; and the Employee Retirement Income Security Act, all, as amended, and any other federal or state law that governs your employment relationship with the Company and/or prohibits discrimination on the basis of, among other things, age, color, race, religion, sex, sexual preference/orientation, marital status, national origin, disability or veteran status;

•	all claims arising under the Constitutions of the United States, New York or California;

•	all claims arising under any Executive Order or derived from or based upon any state and federal regulations;

•

all common law claims including claims for wrongful or constructive discharge, violation of public policy, retaliation, breach of an express or implied contract, breach of an implied covenant of good faith and fair dealing, fraud, detrimental reliance, promissory estoppel, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, invasion of privacy, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, misrepresentation and negligence;

•

all claims for any compensation including back wages, front pay, bonuses or awards, fringe benefits, severance benefits, insurance benefits, reinstatement, retroactive seniority, pension benefits, profit sharing, stock options, stock purchase plans, contributions to 401(k) plans, commission payments, deferred compensation or any other form of economic loss, whether or not subject to the Employee Retirement Income Security Act;

•

claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

•	all claims for costs and attorneys' fees.

You hereby acknowledge and agree that no promises, representations or agreements of any nature have been made to or with you concerning any future employment with the Company.  It is understood that this release and waiver does not apply to any vested rights that you may have under any pension or retirement plan or program, workers’ compensation benefits, or rights the waiver of which are prohibited by law.  This release and waiver does apply to claims relating to the exercise of rights under a workers’ compensation statute.

B.WAIVER OF UNKNOWN FUTURE CLAIMS:  You have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR

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HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right.  Even though you are aware of this right, you nevertheless hereby voluntarily waive the rights described in Section 1542, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the subject matter of this Agreement.

C.NONRELEASE OF FUTURE CLAIMS: This release and waiver to which you voluntarily agree covers all claims or demands based on any facts or events, whether known or unknown by you, that occurred on or before the date you sign this Agreement.  The Company acknowledges that you have not released any rights or claims that might arise after the date you sign this Agreement.

D.NO FUTURE LAWSUITS: You promise never to file, and represent and warrant that you have not filed or caused to be filed, a lawsuit or judicial complaint asserting any claim or demand against the Releasees that you have released in Section I.A., and you agree to withdraw any lawsuits or judicial complaints you have filed or that were filed on your behalf prior to the effective date of this Agreement.  This covenant not to sue includes the filing of, or participation in, any class action lawsuit as a class member.  If a claim is brought on your behalf in any forum against the Releasees on a claim within the scope of the release and waiver, you hereby agree to forego any right to receive or accept an award or recovery of any sort.

E.NO REINSTATEMENT:  You agree that at no time will you seek employment or any other remunerative relationship, including, without limitation, any form of independent contractor or consultant relationship with the Company, and you acknowledge and agree that the Company shall be under no obligation to consider you for employment or any other remunerative relationship.  Should you apply for future employment as an employee or independent contractor in violation of the terms of this Section, the Company shall incur no liability by virtue of a refusal to hire or consider you for such employment or by terminating you should you become employed.  You acknowledge, agree and represent that the foregoing contractual obligation is not retaliatory

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II.SEVERANCE BENEFITS FOR SIGNING THIS AGREEMENT:

A.SEVERANCE BENEFITS: In exchange for your release and waiver of claims against the Releasees and promise not to sue the Releasees in this Agreement, as well as other agreements and acknowledgement you make in this Agreement, you will receive the Severance Benefits following the Effective Date (as defined below).

B.TAXES: You are responsible for any tax liability, whether federal, state, or local, associated with the Severance Benefits.  The Company will withhold taxes from these payments and benefits to the extent required by applicable law.

C.NO OTHER PAYMENTS/BENEFITS:  The payments and benefits described above are all that you, as a separating employee who chooses to sign this Agreement, are entitled to receive from the Company.  You agree that you shall not receive, and are not entitled to receive, any further payment or benefit from the Company, such as retirement, life, STD, or LTD, except as may be stated herein or as provided by any benefit plan or program that you may have or be vested in at the Company.  You acknowledge that you have reported all hours worked as of the date on which you signed this Agreement and have been paid and/or have received all leaves (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled, except as provided in this Agreement.  You further acknowledge that you have no known workplace injuries or occupational diseases, and that you have not had and/or do not now have a serious health condition for which you have not been granted any leave which you requested and were entitled to receive.

III.OTHER OBLIGATIONS OF THE EMPLOYEE:

A.CONFIDENTIAL INFORMATION:  You acknowledge and understand, at any time, that you shall not disclose nor cause to be disclosed, unless required to do so by subpoena, court order or governmental order, any trade secret, or confidential or proprietary business information of the Releasees, including but not limited to, technical data, marketing technique and know-how, customer information, and financial information. Any non-disclosure obligations or restrictive covenants to which you have agreed in connection with your employment with the Company remain in full force and effect.

B.RETURN OF PROPERTY:  You acknowledge that, no later than the Separation Date, you will return to the Company all Company equipment, keys, tools as well as any reports, files, memoranda, notes, records, and other documents (whether stored electronically or otherwise) as well as any other property that you received or prepared or helped to prepare in connection with your employment.  You further acknowledge that you will not retain any copies or excerpts of the materials or matters described above, and that you will not attempt to retrieve or recreate any of the materials described above after the termination of your employment.

C.CONFIDENTIALITY OF AGREEMENT:  You agree to maintain in confidence, and not to disclose or cause to be disclosed, the terms of this Agreement.  It shall not be considered a breach of this obligation of confidentiality for you to make disclosure to (i) your spouse (who shall then be expressly advised of, and also be bound by, the same requirement of

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confidentiality) or (ii) in order to obtain private and confidential legal, tax or financial advice; or (iii) as required by valid subpoena, lawful court order, governmental agency, legislative body as required by law.

D.NONDISPARAGEMENT:  You agree not to criticize, denigrate, or disparage any Released Party or any one of their products, services, or practices.

IV.CARVEOUT FROM AGREEMENT:  Notwithstanding the provisions set forth in Section I.A. (Release and Waiver), Section I.D. (No Future Lawsuits), Section III.C. (Confidentiality of Agreement), or Section III.D. (Nondisparagement), nothing in this Agreement is intended to nor shall it prohibit you from: (a) bringing any action to enforce the terms of this Agreement; (b) filing a timely charge with, or providing information to the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state or local agency; (c) cooperating in any investigation or proceeding conducted by the EEOC or equivalent agency regarding any claim of employment discrimination (although in connection with any charge or complaint; or (d) initiating or engaging in communication with, responding to any inquiry from, or otherwise providing information to any federal or state regulatory, self-regulatory, or enforcement agency or authority regarding possible violations of federal law or regulation including under the whistleblower provisions of federal law or regulation.  You have waived any right to personal injunctive relief and to personal recovery, damages and compensation of any kind on the claims released in this Agreement as set forth in Section I.

V.CONSIDERATION PERIOD: You acknowledge that you have been given a period of at least twenty-one (21) days to consider this Agreement.

VI.ENTIRE AGREEMENT/SEVERABILITY: The parties agree that this Agreement constitutes the full and complete understanding among them and may not be modified or amended, except in writing, signed by the parties hereto.  In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been deleted; provided, however, that if the release and waiver provisions of this Agreement are deemed invalid by a court of competent jurisdiction, the entire Agreement shall become void, you shall not be entitled to the consideration for signing this Agreement, and you shall return all monies paid to you or on your behalf.

VII.GOVERNING LAW: This Agreement shall be governed by and construed under the laws of the State of New York without regard to conflict of law rules thereof.  Any disputes relating to or arising under this Agreement shall be resolved in a forum in New York, and you shall consent to personal jurisdiction therein.

VIII.REPRESENTATIONS:

With your signature below, you acknowledge that:

A.You are able to read the language, and understand the meaning and effect, of this Agreement.  You further represent that you have read and understand this Agreement.

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B.You have been advised to consult with an attorney regarding this Agreement.

C.The Severance Benefits for signing this Agreement, described herein and in detail in the Supplemental Employment Agreement, constitute consideration for this Agreement, in that they are benefits to which you would not have been entitled had you not signed the Agreement.

D.You have been given twenty-one (21) days to consider this Agreement, and by signing prior to twenty-one (21) days you agree that you need no further time to consider it and that you have had a reasonable time within which to consider it.

E.Among the rights you are knowingly and voluntarily waiving by executing this Agreement is the right to pursue any claims or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.

F.You have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement.  This Agreement sets forth the entire agreement between you and the Company and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises.

G.A finding that any term or provision of this Agreement is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this Agreement, except that if the Release and Waiver provision above is found invalid, the entire Agreement shall also be invalid.

H.You understand that you must return this signed Agreement to _________________________________________.  You understand that you may revoke this Agreement within seven (7) days following your signature on this Agreement.  If you choose to revoke the Agreement, you must do so in writing, and such written notice must be delivered to ________________________ by 5:00 p.m. on or before the seventh (7th) day after you sign this Agreement.  The Agreement becomes effective following the expiration of the revocation period (the “Effective Date”).

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You understand and voluntarily execute this Agreement, having had the opportunity to discuss its terms with your attorney, and you assent to its terms. You affirm that your decision to sign this Agreement has been made freely and without any duress or coercion.

FUEL SYSTEMS SOLUTIONS, INC. By:__________________________ Name: Title:	Date: _______________
ACCEPTANCE By:__________________________ Name: Title:	Date: _______________

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